Exhibit 11

Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.


                               Six Months Ended        Three Months Ended
                                   June 30,                  June 30,

                               2002        2001         2002         2001
                           __________   __________   __________   __________
Numerator:
  Net income(loss)         $7,207,000   $6,021,000   $3,679,000   $2,673,000
                           ==========   ==========   ==========   ==========

Denominator:
  Denominator for
    Basic income (loss)
    Per share -
    Weighted average
    Shares                  6,172,428    6,633,731    6,167,542    6,202,460

Dilutive potential
  Common shares -
  Employee stock
  Options                       7,126          533        9,220          580
                           __________   __________   __________   __________

Denominator for
  Diluted earnings
  (loss) per share -
  Adjusted weighted
  Average shares            6,179,554    6,634,264    6,176,762    6,203,040
                           ==========   ==========   ==========   ==========